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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8-A/A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                              AMENDMENT NO. 4

                            ATL ULTRASOUND, INC.
           (Exact name of registrant as specified in its charter)


           WASHINGTON                              91-1353386
     (State of incorporation                     (IRS Employer
         or organization)                      Identification No.)

   22100 Bothell Everett Highway                   98041-3003
           P.O. Box 3003                           (Zip Code)
        Bothell, Washington
(address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

                                    None
                              (Title of Class)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates:

     ...............(if applicable)

     Securities to be registered pursuant to Section 12(g) of the Act:


                                             Name of exchange on
         Title of each Class                which each class is to
         to be so registered                     be registered

    Series A Participating Cumulative        NASDAQ National Market
     Preferred Stock Purchase Rights


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     Item 1 of Form 8-A dated February 26, 1988 (as amended through June
26, 1992, the "Form 8-A"), of Westmark International Incorporated is hereby amended as follows:

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Item 1 of the Form 8-A is hereby amended by adding the following paragraph at the end of Item 1 of the Form 8-A:

     On July 29, 1998, ATL Ultrasound, Inc. (the "Company") executed an amendment (the "Amendment") to the Amended and Restated Rights Agreement, dated as of June 26, 1992 (the "Rights Agreement"), between Advanced Technology Laboratories, Inc. (formerly known as Westmark International Incorporated) and First Chicago Trust Company of New York, as Rights Agent. The Amendment provides that neither Philips Electronics North America Corporation, a Delaware corporation ("Parent"), Philips Acquisition, Inc., a Washington corporation and a wholly owned subsidiary of Parent ("Merger Sub"), any of their respective Affiliates or Associates nor any of their respective permitted assignees or transferees will become an Acquiring Person (as that term is defined in the Rights Agreement) as a result of the occurrence of any of the following: (i) the commencement of the Offer (as defined in the Agreement and Plan of Merger dated as of July 29, 1998, among Parent, Merger Sub and the Company (the "Merger Agreement")), (ii) the approval, execution or delivery of the Merger Agreement, (iii) the consummation of the Merger (as defined in the Merger Agreement) or (iv) the consummation of the other transactions contemplated by the Merger Agreement. The Amendment further provides that, despite the occurrence of any of the events described under (i), (ii), (iii) or (iv) above, a Distribution Date (as defined in the Rights Agreement) will not occur, no ATL Rights will separate from the shares of ATL Common Stock or otherwise become exercisable and no adjustment will be made pursuant to Section 12 of the Rights Agreement.

     The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit A and is incorporated herein by reference, and to the Rights Agreement which was attached as an exhibit to Amendment Number 3 to the Form 8-A filed on June 26, 1992 and which is incorporated herein by reference.



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ITEM 2.  EXHIBITS.


          Exhibit No.         Description

          4.1(a)* Amended and Restated Rights Agreement dated as June 26, 1992, between Advanced Technology Laboratories, Inc. (formerly known as Westmark International Incorporated) and First Chicago Trust Company of New York, as Rights Agent, which includes the Certificate of Designation for the Series A Participating Cumulative Preferred Stock as Exhibit A and the form of Right Certificate as Exhibit B.

          4.1(b) Amendment to the Amended and Restated Rights Agreement dated as of July 29, 1998.

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[* Incorporated by reference to Exhibit 4.1 to Form 10-K dated December 31,
1997, File No. 0-15160.]



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                                 SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 4, 1998         ATL ULTRASOUND, INC.
                              (Registrant)



                              By:    /s/ Dennis C. Fill
                              Name:  Dennis C. Fill
                              Title: Chairman and Chief Executive Officer



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                               EXHIBIT INDEX


          Exhibit No.         Description

          4.1(a)* Amended and Restated Rights Agreement dated as June 26, 1992, between Advanced Technology Laboratories, Inc. (formerly known as Westmark International Incorporated) and First Chicago Trust Company of New York, as Rights Agent, which includes the Certificate of Designation for the Series A Participating Cumulative Preferred Stock as Exhibit A and the form of Right Certificate as Exhibit B.

          4.1(b) Amendment to the Amended and Restated Rights Agreement dated as of July 29, 1998.

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[* Incorporated by reference to Exhibit 4.1 to Form 10-K dated December 31,
1997, File No. 0-15160.]